UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2005

AMICI VENTURES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-60958	13-3963541
Commission File Number)	(IRS Employer Identification No.)

511 West 25th Street Suite 503 New York, New York 10001	(212) 414-9600
(Address of Principal Executive Offices)	(Telephone Number including Area Code)

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(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On Friday, June 17, 2005, Amici Ventures, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sibling Pictures, Inc, a privately held Delaware corporation (“Sibling Pictures”) and all of the shareholders of Sibling Pictures. Sibling Pictures is engaged in the acquisition of rights to, and development of, feature films as an independent producer.

Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of Sibling Pictures in consideration of the issuance of an aggregate of 10,785,000, shares of the Company’s common stock (the “Company Shares”) on a on basis of 60,000 Company Shares for each share of Sibling Pictures issued and outstanding on June 17, 2005. The share exchange was deemed consummated on June 17, 2005.

The Share Exchange Agreement contains certain registration rights for the recipients of the Company Shares. The seven shareholders of Sibling Pictures are set forth in Exhibit 1.1 to the Share Exchange Agreement, and included individuals with whom the Company has or had prior relationships, including Mitchell Maxwell, Victoria Maxwell and Jay Cardwell, directors and officers of the Company, as well as Sibling Entertainment, Inc. (“Sibling Entertainment”), a New York corporation controlled by Mitchell Maxwell and his sister, Victoria Maxwell.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, a copies of which is filed as Exhibit 2.1 and by this reference made a part hereof.

Item 2.01	Completion of Acquisition or Disposition of Assets

The transactions contemplated by the Share Exchange Agreement described in Item 1.01 above, were consummated as of Friday, June 17, 2005. Prior to the issuance of the Company Shares, the Company had 9,865,000 shares issued and outstanding. As a result of the consummation of the Share Exchange Agreement there are now 20,650,000 shares issued and outstanding. Sibling Entertainment, formerly the controlling shareholder of Sibling Pictures, now owns 6,000,000 shares of the Company’s common stock or approximately 29 % of the total issued and outstanding.

There has been no change to the Company’s Board of Directors as a result of the consummation of the Share Exchange Agreement.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the terms of the Share Exchange Agreement the Company issued an aggregate of 10,785,000 shares of its common stock to seven persons pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Act”)by virtue of the exemption provided by Section 4(2) of the Securities Act.

Cautionary Statements

The Share Exchange Agreement has been attached to this Form 8-K as an exhibit to provide investors with information regarding its terms. Except for their status as contractual documents that establish and govern the legal relations among the parties with respect to the transactions described above, the Share Exchange Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Share Exchange Agreement are qualified, including by information in the schedules referenced in the Share Exchange Agreement that the

Company delivered in connection with the execution of the Share Exchange Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Share Exchange Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

2.1 Agreement made this 17th day of June, 2005, by and among Amici Ventures, Inc., a New York corporation, Sibling Pictures Inc., a Delaware corporation, and the stockholders of Sibling Pictures who are signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICI VENTURES, INC.

Dated: June 22, 2005	By:	/S/ JAMES CARDWELL
James Cardwell Chief Financial Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement made this 17th day of June, 2005, by and among Amici Ventures, Inc., a New York corporation, Sibling Pictures Inc., a Delaware corporation, and the stockholders of Sibling Pictures who are signatories thereto.